Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Reports Fourth Quarter and Full Year 2012 Financial Results

Announces Exit From Commercial Real Estate Finance Business

Announces Name Change to Gramercy Property Trust

Financing and Investing Highlights

❑	For the quarter, net income (loss) to common stockholders from continuing operations was $(5.0) million, or $(0.09) per common share, an increase from $(11.4) million, or $(0.22) per common share, for the same quarter in the previous year. For the full year, net income (loss) to common stockholders from continuing operations was $(25.5) million, or $(0.49) per common share, as compared to $(28.1) million, or $(0.55) per common share, in the previous year.

❑	The Company generated negative funds from operations, or FFO, of $126.8 million for the fourth quarter of 2012, a decrease of $302.3 million from FFO of $175.5 million generated in the same quarter of the previous year. On a per common share basis, FFO was negative $2.35 for the fourth quarter of 2012 as compared to FFO of $3.42 in the same quarter of the previous year. For the full year, FFO decreased to negative $157.8 million, or $3.04 per common share, from $395.3 million in the previous year, or $7.75 per common share. FFO includes a negative $149.3 million, or $2.69 per common share, for the quarter ended December 31, 2012 and a negative $169.2 million, or $2.95 per common share, for the year ended December 31, 2012, from discontinued operations related to the Company’s exit of the commercial real estate finance business.

❑	On March 18, 2013, the Company completed the sale to transfer the collateral management and sub-special servicing agreements for its three Collateralized Debt Obligations, or CDOs, to CWCapital Investments LLC, or CWCapital, for approximately $9.9 million, less certain adjustments and closing costs.

❑	Following the Company’s exit from the commercial real estate finance business, the Company will change its name to Gramercy Property Trust Inc. to better reflect the Company’s new business and strategy. The Company’s common stock will trade on the New York Stock Exchange under the ticker GPT effective as of April 15, 2013.

❑	In March 2013, closed on the acquisition of an approximately 600,000 square foot class A industrial building located in Olive Branch, Mississippi (Memphis MSA), in an all-cash transaction for a purchase price of approximately $24.7 million.

❑	Sold three properties from the Bank of America Portfolio Joint Venture during the first quarter of 2013, for net proceeds to the Joint Venture of approximately $9.2 million.

1

❑	Ended year with cash and cash equivalents of $105.4 million. In February 2013, the Company sold a portfolio of repurchased notes previously issued by the Company’s 2006 and 2005 CDOs, generating cash proceeds of approximately $34.4 million. The Company’s current cash balance after taking into account the CDO sale and the purchase of the Memphis industrial property is approximately $118.0 million.

Summary

NEW YORK, N.Y. – March 19, 2013 – Gramercy Capital Corp. (NYSE: GKK) today reported negative FFO of $126.8 million, or $2.35 per common share, and net loss available to common stockholders from continuing operations of $(5.0) million, or $(0.09) per common share for the quarter ended December 31, 2012. The Company also reported negative FFO of $157.8 million, or $3.04 per common share, and net income available to common stockholders from continuing operations for $25.5 million, or $0.49 per common share for the full year ended December 31, 2012. FFO includes a negative $149.3 million, or $2.69 per common share, for the quarter ended December 31, 2012 and a negative $169.2 million, or $2.95 per common share, for the year ended December 31, 2012, from discontinued operations related to the Company’s exit of the commercial real estate finance business. The Company generated total revenues from continuing operations of $9.7 million during the fourth quarter, an increase of $0.5 million from $9.2 million generated during the prior quarter.

As of December 31, 2012, the Company maintained $105.4 million of unrestricted cash as compared to approximately $175.2 million reported as of September 30, 2012. In February 2013, the Company sold a portfolio of repurchased notes previously issued by the Company’s 2006 and 2005 CDOs, generating cash proceeds of approximately $34.4 million.    The Company’s current cash balance after taking into account the net proceeds from the CDO sale and the purchase of the Memphis industrial property is approximately $118.0 million.

Management, general and administrative expenses from continuing operations, or MG&A, were $25.3 million for the year ended December 31, 2012. MG&A for the year ended December 31, 2012 also included one-time increases in salaries and benefits expense of approximately $1.2 million which were comprised of payments to former executives pursuant to the expiration of employment contracts and the payment of signing bonuses for a new management team effective July 1, 2012. MG&A also includes $2.6 million of costs related to the Company’s strategic review process, expensed at the conclusion of the process in the second quarter of 2012. MG&A for the quarter ended December 31, 2012 was approximately $4.0 million, compared to $8.3 for the prior quarter. The decrease in management, general and administrative expenses of $4.3 million is primarily attributable to reduced salary and benefit expenses and a reduction in professional fees.

2

Gramercy Finance

In September 2012, in an investor presentation, the Company summarized the recommendations resulting from the conclusion of an operational review completed by the Company’s new management team hired in June 2012. Included in those recommendations was the need to streamline the business and reduce ongoing MG&A costs in order to manage the Company’s liquidity and grow its equity base, with the goal to invest in net lease assets to create durable cash flows. One of the recommendations resulting from that operational review was to explore options for the Company’s CDO management business including the potential sale of collateral management contracts, senior bonds previously repurchased by the Company (these repurchased bonds are eliminated in the Company’s consolidated balance sheet), and junior bonds and CDO equity. The Company chose to pursue these measures due to the significant decline in the cash flows generated by the Company’s CDOs in 2012 as a result of the failure of the CDO’s overcollateralization tests. During periods when these CDO covenants are not satisfied, cash flows that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fees are diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. A summary of the distributions and fees received from the CDOs in 2012 were as follows:

	Collateral Manager Fees and CDO Distributions
	CDO 2005-1		CDO 2006-1		CDO 2007-1
	Fees	Distributions	Fees	Distributions	Fees	Distributions	Total
1Q 2012	$2,399	$3,495	$1,027	$9,160	$172	$-	$16,253
2Q 2012	3,134	1,907	965	6,311	169	-	12,486
3Q 2012	332	-	933	8,238	169	-	9,672
4Q 2012	300	-	380	-	169	-	849
Total 2012	$6,165	$5,402	$3,305	$23,709	$679	$-	$39,260

On January 30, 2013, the Company entered into a purchase and sale agreement to transfer the collateral management and sub-special servicing agreements for its three CDOs, CDO 2005-1, CDO 2006-1 and CDO 2007-1, to CWCapital for approximately $9.9 million, less certain adjustments and closing costs. The transaction closed on March 18, 2013. The Company retained the subordinate bonds, preferred shares and ordinary shares of the three CDOs, which may provide the potential to recoup additional proceeds over the remaining life of the CDOs based upon the resolution of underlying assets within the CDOs, however, there is no guarantee that the Company will realize any proceeds from its equity position, or what the timing of these proceeds might be. In February 2013, the Company also sold a portfolio of repurchased notes previously issued by two of the three CDOs, generating cash proceeds of approximately $34.4 million. In addition, the Company expects to receive additional cash proceeds for past CDO servicing advances of approximately $14.0 million when specific assets within the CDOs are liquidated.

3

Exiting the commercial real estate finance business marks an important step for the Company in achieving a number of important objectives, including: (i) maximizing the value of the servicing business through the sale to a large servicing operation; (ii) simplifying the going-forward business and significantly reducing the ongoing management, general and administrative expenses through elimination finance related personnel costs and CDO servicing advance requirements; (iii) generating in excess of $50.0 million in liquidity previously invested in the CDO business; and (iv) providing for potential future proceeds through the retention of the equity in the three CDOs. Immediately subsequent to the transfer of the collateral management and sub-special servicing agreements, the assets and liabilities of the corresponding CDOs will be deconsolidated from the Company’s financial statements.

Property Investment

In the fourth quarter 2012, the Company closed on approximately $512.1 million of acquisitions with the Company directly investing approximately $86.2 million of cash equity. To date in the first quarter 2013 the Company closed on $24.7 million of acquisitions.

Memphis Industrial Acquisition

On March 11, 2013 the Company closed on the acquisition of a 605,427 square foot class A industrial building located in Olive Branch, Mississippi (Memphis MSA), in an all-cash transaction for a purchase price of approximately $24.65 million. The property is 100% leased to a single tenant through December 31, 2023 and includes an adjacent 13.8 acre land parcel which the tenant has the right to expand the building within the first five years of the lease for an additional lease rate. The lease may be terminated after December 2017 with 18 months prior notice and payment of a termination fee of six months gross rent plus unamortized tenant improvement costs.

Bank of America Portfolio Dispositions

The Company in a joint venture with an affiliate of Garrison Investment Group, or the Joint Venture, closed on the acquisition of a 115-property office portfolio in December 2012. The portfolio was divided into two sub-portfolios: the Core Portfolio, which consists of 67 assets and the Held-for-Sale Portfolio which consists of 46 assets. The Joint Venture intends to sell the entire Held-for-Sale Portfolio within the next 12-18 months. In first quarter 2013, the Joint Venture sold three held-for-sale assets for net proceeds of approximately $9.2 million.

Accounting rules requires, among other things, that direct costs of a business combination, such as transaction fees, due diligence costs and consulting fees, be expensed in the period in which they are incurred, and not capitalized as part of a property acquisition. Accordingly, the Company has expensed a total of $2.7 million, or $0.05 per common share, including the Company’s portion of cost expensed through the Joint Venture of $2.6 million, related to costs incurred in connection with acquisitions completed in the fourth quarter 2012.

4

Gramercy Asset Management

The Company’s asset and property management business, which operates under the name of Gramercy Asset Management, currently manages for third-parties, approximately $1.7 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States.

In the fourth quarter 2012, and for the year ended December 31, 2012 Gramercy Asset Management earned fee revenues of $7.9 million and $34.7 million, respectively, in property management, asset management and administrative fees. The Gramercy Asset Management business generates most of its fee revenues from an Asset Management Services Agreement, or the Management Agreement, with KBS Acquisition Sub, LLC, or KBSAS, a wholly-owned subsidiary of KBS Real Estate Investment Trust, Inc., or KBS REIT, pursuant to which Gramercy Asset Management provides asset management services to KBSAS with respect to properties previously owned by the Company, transferred to KBS in 2011 pursuant to a settlement agreement in full satisfaction of the Company’s obligations with respect to the subject properties, or the KBS Portfolio.  The Management Agreement with KBS provided for continued management of the KBS Portfolio by GKK Realty Advisors, LLC, or the Manager, through December 31,  2015 for (i) a base management fee of $12.0 million per year, payable monthly, plus the reimbursement of all property related expenses paid by Manager on behalf of KBSAS, and (ii) an incentive fee, or the Threshold Value Profits Participation, in an amount equal to the greater of: (a) $3.5 million or (b) 10% of the amount, if any, by which the portfolio equity value exceeds $375.0 million (as adjusted for future cash contributions into, and distributions out of, KBSAS by KBS REIT), capped at maximum of $12.0 million. In December 2012, concurrently with the purchase of the Bank of America Portfolio by the Company’s joint venture, the base management fee of the Management Agreement with KBS was reduced by $3.0 million per year to $9.0 million per year, which was partially offset by the asset management fee the Company now receives from its joint venture. Approximately $1.0 million of base asset management fee revenues are expected to be generated from the joint venture, annually. In addition to receiving the asset management fee and the pro rata share of the net income of the Bank of America Portfolio, Gramercy Asset Management can obtain a performance based fee for the portfolio management.

5

A summary of the Company’s financial position and operations by business segment and on a consolidated basis as of and for the three months ended December 31, 2012 is as follows:

	Realty / Corporate	Finance	Asset Management	Interco Eliminations	Consolidated
Total real estate investments, net	$23,109	$-	$-	$-	$23,109
Investment in joint ventures	72,742		-		72,742
Cash and cash equivalents	105,402	-	-	-	105,402
Assets held-for-sale	-	1,952,264	-	-	1,952,264
Repurchased collateralized debt obligation bonds	34,721	-	-	(34,721)	-
Other assets	15,319	-	-	-	15,319
Total assets	$251,293	$1,952,264	$-	$(34,721)	$2,168,836

Liabilities related to assets held-for-sale	$-	$2,380,162	$-	$-	$2,380,162
Dividends payable	30,438	-	-	-	30,438
Other liabilities	10,064	-	-	-	10,064
Total liabilities	40,502	2,380,162	-	-	2,420,664

Total equity (deficit)	210,791	(427,898)	-	(34,721)	(251,828)
Total liabilities and equity (deficit)	$251,293	$1,952,264	$-	$(34,721)	$2,168,836

For the three months ended December 31, 2012:
Revenues:
Net interest income	$301	$-	$-	$-	$301
Net rental revenues	436	-	-	-	436
Management fees	-	-	7,905	-	7,905
Other revenue (1)	(1,968)	-	-	-	(1,968)
Total revenues	(1,231)	-	7,905	-	6,674

Expenses:
Property operating expenses	420	-	5,275	-	5,695
Management, general and administrative	4,154	-	-	-	4,154
Depreciation	128	-	-	-	128
Total expenses	4,702	-	5,275	-	9,977

Loss from continuing operations before provision for taxes	$(5,933)	$-	$2,630	$-	$(3,303)

(1) Includes equity in net loss from joint ventures of $2,992.

The Company’s GAAP book value per common share is negative $5.23 per share, or $338.0 million at December 31, 2012. Of the negative book value, approximately negative $427.9 million, or $6.62 per common share, is attributable to the Company’s commercial real estate finance business. As described herein, in March 2013, the Company exited the commercial real estate finance business and sold its collateral management and sub-special servicing agreements for the Company’s CDOs which will result in the deconsolidation of Gramercy Finance from the Company’s Balance Sheets. The Company expects a significant reversal of the negative book equity once the sale of the collateral management and sub-servicing agreements is fully reflected on the Company’s first quarter 2013 financial statements.

Dividends

Beginning with the third quarter of 2008, the Company’s Board of Directors elected not to pay a dividend on the Company’s common stock. The Company’s Board of Directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008. In the early stages of the implementation of the Company’s new business strategy, the Company will seek to maximize capital available for investment and, therefore, expects to continue its policy of not paying dividends on its preferred or common stock. The Company expects, however, that as the new business strategy is implemented and sustainable cash flows grow, the Company will re-evaluate its dividend policy with the intention of resuming dividends to stockholders. In accordance with the provisions of the Company’s charter, the Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full.

6

Gramercy Property Trust

In connection with the Company’s exit from the commercial real estate finance business, the Company will change its name to Gramercy Property Trust Inc. to better reflect the Company’s new business and strategy. The Company’s common stock will trade on the New York Stock Exchange under the ticker GPT effective as of April 15, 2013. The name change signifies an important transition for the Company into a net lease investor focused on office and industrial properties and in keeping with the business strategy to create recurring, durable cash flows. In addition, the Company will unveil a new logo and website.

Company Profile

Gramercy Capital Corp. is a self-managed, integrated commercial real estate investment and asset management company. The Company owns, directly or in joint venture, a portfolio of 113 office and industrial buildings totaling approximately 5.2 million square feet, net leased on a long-term basis to tenants, including Bank of America, Nestlé Waters, Philips Electronics and others. The Company’s property management business, operating under the name Gramercy Asset Management, currently manages for third-parties, approximately $1.7 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional offices in Jenkintown, Pennsylvania and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Conference Call

The Company's executive management team will host a conference call and audio webcast on Tuesday, March 19, 2013, at 2:00 PM EDT to discuss fourth quarter 2012 financial results and provide a business plan update.

7

The live call will be webcast in listen-only mode on the Company’s website at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (888) 771-4371 - Domestic or (847) 585-4405 - International, using pass code “GRAMERCY”.

A replay of the call will be available from March 19, 2013 at 4:30 PM EDT through March 22, 2013 at 11:59 PM EDT by dialing (888) 843-7419 - Domestic or (630) 652-3042 - International, using pass code 4726 3729#.

Disclaimer

Non GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 11 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

(GKK-EN)

8

Selected Financial Data:

Gramercy Capital Corp.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollar amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2012	2011	2012	2011

Revenues:
Management fees	$7,905	$6,211	$34,667	$7,336
Rental revenue	262	-	267	-
Investment income	301	-	600	-
Operating expense reimbursements	174	-	174	-
Other income	1,024	-	1,113	436
Total revenues	9,666	6,211	36,821	7,772

Expenses:
Property operating expenses:
Property management expenses	5,275	7,249	21,380	10,099
Other property operating expenses	420	912	1,846	(4,152)
Total property operating expenses	5,695	8,161	23,226	5,947

Depreciation and amortization	128	34	256	136
Management, general and administrative	4,042	7,172	25,335	22,150
Acquisition costs	111	-	111	-
Total expenses	9,976	15,367	48,928	28,233

Loss from continuing operations before equity in income (loss) from joint venture and provision for taxes	(310)	(9,156)	(12,107)	(20,461)

Equity in net income (loss) from joint venture	(2,992)	31	(2,904)	121

Loss from continuing operations before provision for taxes	(3,302)	(9,125)	(15,011)	(20,340)

Provision for taxes	48	(490)	(3,330)	(563)

Net loss from continuing operations	(3,254)	(9,615)	(18,341)	(20,903)

Net income (loss) from discontinued operations	(149,253)	20,138	(169,174)	70,034
Gain on extinguishment of debt	-	156,682	-	285,634
Net gains from disposals	3,919	178	15,967	2,712

Net income (loss) from discontinued operations	(145,334)	176,998	(153,207)	358,380

Net income (loss) attributable to Gramercy Capital Corp.	(148,588)	167,383	(171,548)	337,477

Accrued preferred stock dividends	(1,792)	(1,792)	(7,162)	(7,162)

Net income (loss) available to common stockholders	$(150,380)	$165,591	$(178,710)	$330,315

Other comprehensive income:
Unrealized gain (loss) on available for sale securities and derivative instruments:
Unrealized holding gains (losses) arising during period	$238,329	$(203,850)	$345,674	$(280,154)

Other comprehensive income (loss)	238,329	(203,850)	345,674	(280,154)

Comprehensive income (loss) attributable to Gramercy Capital Corp.	89,741	(36,467)	174,126	57,323

Comprehensive income (loss) attributable to common stockholders	$87,949	$(38,259)	$166,964	$50,161

Basic earnings per share:
Net loss from continuing operations, net of preferred stock dividends	$(0.09)	$(0.22)	$(0.49)	$(0.55)
Net income (loss) from discontinued operations	(2.69)	3.51	(2.95)	7.13
Net income (loss) available to common stockholders	$(2.78)	$3.28	$(3.44)	$6.58

Diluted earnings per share:
Net loss from continuing operations, net of preferred stock dividends	$(0.09)	$(0.22)	$(0.49)	$(0.55)
Net income (loss) from discontinued operations	(2.69)	3.51	(3.95)	7.13
Net income (loss) available to common stockholders	$(2.78)	$3.28	$(3.44)	$6.58

Basic weighted average common shares outstanding	54,120,499	50,532,836	51,976,462	50,229,102

Diluted weighted average common shares and common share equivalents outstanding	54,120,499	50,532,836	51,976,462	50,229,102

9

Gramercy Capital Corp.

Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	December 31,	December 31,
	2012	2011
Assets:
Real estate investments, at cost:
Land	$1,800	$2,241
Building and improvements	21,359	5,964
Less: accumulated depreciation	(50)	(574)
Total real estate investments, net	23,109	7,631

Cash and cash equivalents	105,402	163,725
Restricted cash	12	24
Loans and other lending investments, net	73	828
Investment in joint ventures	72,742	496
Assets held-for-sale, net (includes consolidated VIEs of $1,913,353 and $1,990,826, respectively)	1,952,264	2,078,146
Tenant and other receivables, net	4,123	1,820
Derivative instruments, at fair value	-	6
Acquired lease assets, net of accumulated amortization of $42 and $0	4,386	73
Deferred costs, net of accumulated amortization of $2,033 and $2,137	415	1,891
Other assets	6,310	3,690
Total assets	$2,168,836	$2,258,330

Liabilities and Equity (Deficit):
Liabilities:
Accounts payable and accrued expenses	$8,908	$13,010
Dividends payable	30,438	23,276
Deferred revenue	33	569
Below-market lease liabilities, net of accumulated amortization of $4 and $0	458	-
Liabilities related to assets held-for-sale (includes consolidated VIEs of $2,374,516 and $2,654,109, respectively)	2,380,162	2,661,278
Other liabilities	665	627
Total liabilities	2,420,664	2,698,760

Commitments and contingencies	-	-

Equity (Deficit):
Common Class A-1, stock, par value $0.001, 100,000,000 shares authorized, 56,731,002 and 51,086,266 shares issued and outstanding at December 31, 2012 and 2011, respectively.	57	50
Common Class B-1, stock, par value $0.001, 2,000,000 shares authorized, 2,000,000 and 0 shares issued and outstanding at December 31, 2012 and 2011, respectively.	2
Common Class B-2, stock, par value $0.001, 2,000,000 shares authorized, 2,000,000 and 0 shares issued and outstanding at December 31, 2012 and 2011, respectively.	2
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 3,525,822 shares issued and outstanding at December 31, 2012 and 2011.	85,235	85,235
Additional paid-in-capital	1,102,227	1,080,600
Accumulated other comprehensive loss	(95,265)	(440,939)
Accumulated deficit	(1,344,989)	(1,166,279)
Total Gramercy Capital Corp. stockholders' equity (deficit)	(252,731)	(441,333)
Non-controlling interest	903	903
Total equity (deficit)	(251,828)	(440,430)
Total liabilities and equity (deficit)	$2,168,836	$2,258,330

10

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measure

(Unaudited, dollar amounts in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income (loss) available to common stockholders	$(150,380)	$165,591	$(178,710)	$330,315
Add:
Depreciation and amortization	959	11,353	5,205	70,215
FFO adjustments for joint ventures	468	290	669	3,219
Non-cash impairment of real estate investments	26,698	14	35,043	1,296
Less:
Non real estate depreciation and amortization	(595)	(1,587)	(4,059)	(7,044)
Gain on sale of real estate	(3,919)	(176)	(15,915)	(2,713)
Funds from operations	$(126,769)	$175,485	$(157,767)	$395,288

Funds from operations per share - basic	$(2.35)	$3.47	$(3.04)	$7.87

Funds from operations per share - diluted	$(2.35)	$3.42	$(3.04)	$7.75

The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

11